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Walmart Inc.

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Walmart Releases 2021 Annual Report and Proxy Statement

BENTONVILLE, Ark., April 22, 2021 — Walmart Inc. (NYSE: WMT) today issued its 2021 Annual Report and filed its Proxy Statement in preparation for the company’s upcoming virtual Annual Shareholders’ Meeting on Wednesday, June 2, 2021. Shareholders will be able to attend the meeting online. There will be no physical location for the meeting and the company is not hosting its usual in-person Associate Celebration due to the COVID-19 pandemic. Instead, it will host a virtual Associate Celebration on Friday, June 4, with entertainment and messages from senior leadership.

Annual Report Highlights
The 2021 Annual Report showcases the strength and resiliency of Walmart’s associates over the course of the past year in light of the extraordinary challenges brought on by the pandemic, as well Walmart’s financial strength and positioning for ongoing success.

In his annual letter to shareholders, associates and customers, Walmart President and Chief Executive Officer Doug McMillon commemorated the incredible achievements of Walmart’s associates and how the company has prioritized its associates, customers, and helping local communities over the past year.

“The pandemic brought extraordinary challenges, heartbreaking stories, significant loss and moments of inspiration as our associates overcame challenge after challenge. We witnessed their courage, kindness and generosity. Across the world in our stores, clubs and supply chain, they have come together to serve our customers, each other, and their communities.

“Our 2020 priorities remain unchanged today and to support them we paid $1.6 billion in special cash bonuses to our associates last year, implemented special COVID benefits, hired hundreds of thousands of displaced workers, set up COVID testing sites, provided relief to small businesses, donated more than 625 million pounds of food, pledged over $55 million in grants for hunger relief, and now we’re helping with vaccination efforts across the U.S., Canada and Mexico.”

McMillon also outlined the strategic path forward for the company and touched on the ways Walmart will continue to invest in a more diverse and inclusive workforce.

“We have a powerful set of assets that provide a strong foundation as we write the next chapter of the Walmart story. We have made gains in recent years that we’ll protect, including the value for customers we offer and the lead we’ve built in pickup services. We’re broadening the scope of products and services we offer to increase relevance in more customers lives, while layering in a more robust digital experience to improve engagement. And now we’ll accelerate investments in key areas to support faster sales growth and keep the current asset base fresh.

“In September of 2020, Walmart announced its aspiration to become a regenerative company. Our company has also taken a leadership role to help tackle other challenges that face our society. I’m really proud of the work we’re doing on racial equity…We’re finding ways to leverage our size and influence to shape financial, healthcare, education and criminal justice systems and create more equity, more often. Ensuring equality for all citizens is the right thing to do, and it’s smart business. A more diverse and inclusive workforce is a more powerful workforce.”

2021 Annual Shareholders’ Meeting, Proxy Statement and Proposal Voting

In light of the ongoing COVID-19 pandemic the company’s 2021 Annual Shareholders’ Meeting will be held in a virtual meeting format only with no physical location. The live audio webcast of the meeting will begin on Wednesday, June 2, 2021 at 10:30 a.m. CDT.

Shareholders who held shares as of the close of business on the record date of April 9, 2021 will be able to vote their shares before the meeting online at www.proxyvote.com, by calling 1-800-690-6903, by mailing a completed proxy card or by mobile device by scanning the QR code on the proxy card or notice of internet availability. Shareholders may also vote while logged in and participating in the 2021 Annual Shareholders’ Meeting at http://www.virtualshareholdermeeting.com/WMT2021.

This year’s proxy materials seek shareholders’ votes on 12 director nominees, two company proposals and five shareholder proposals. The public will also be able to listen to the Annual Shareholders’ Meeting, without the option to vote, through a link on the company’s website. The 2021 Proxy Statement can be read online.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 220 million customers and members visit approximately 10,500 stores and clubs under 48 banners in 24 countries and eCommerce websites. With fiscal year 2021 revenue of $559 billion, Walmart employs more than 2.3 associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart and on Twitter at twitter.com/walmart.

Media Relations Contact	Investor Relations Contact
Randy Hargrove	Dan Binder
800-331-0085	479-258-7172